Exhibit 99.3

Conference Call Transcript

Q4 2003 Newhall Land & Farming Co. Earnings Conference Call
January 21, 2004 11:00 a.m. ET

CORPORATE PARTICIPANTS

Gary Cusumano

Newhall Land & Farming Co. - Chief Executive Officer

Margaret Lauffer

Newhall Land & Farming Co. - VP of Marketing & Communications

Don Kimball

Newhall Land & Farming Co. - Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Leon Cooperman

Omega Advisors

Robert Kirkpatrick

Cardell Capital

PRESENTATION

Operator

Good morning and welcome ladies and gentlemen to the Newhall Land fourth quarter and year end 2003 earnings release.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions and answers after the presentation.

I will now turn the conference over to Marley [sp] Lauffer, VP of Marketing & Communications. Please go ahead, Ms. Lauffer.

Margaret Lauffer – Newhall Land & Farming Co. - VP of Marketing & Communications

Thank you, Anna. Good morning everyone. Thank you for joining us to discuss Newhall Land’s fourth quarter and 2003 results. With us today is Gary Cusumano, President and Chief Executive Officer, who is actually calling in from an outside location; and Don Kimball, our Vice President and Chief Financial Officer. If you have not yet received a copy of the press release, you may download it from our website at newhall.com. Or you can call our office at 661/255-4064. We will fax one out to you right away.

In a moment we will be providing you with a discussion of some of the factors we currently anticipate may influence our results going forward. Before doing so, I want to emphasize that our discussion is based on projections and that any projection involves judgment and that individual judgments may vary. The projections on which our comments today are based and the factors that we currently identify as influencing those projections, represent only the views of certain members of management. Moreover, those projections are made on the limited information available to us now, which is subject to change. It should be clearly understood that the internal projections on which we base our guidance today and our perception of the factors influencing those projections are likely to change and

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we will not inform you when they do. Our company policy is to provide public guidance only during the public conference calls. We do not update that guidance until the next scheduled call. Actual results may differ substantially from what we say today. No one should assume later in the quarter that the comments we provide today are still valid. We speak only as of today, January 21. Further information about risk factors can be found in our most recent filings with the SEC including the risk factors section in our most recent 10K. I would also like to add that any redistribution, retransmission, or rebroadcast of this call in any form without the express written consent of Newhall Land is prohibited.

With all that said, I will now turn the meeting over to Gary Cusumano. Gary.

Gary Cusumano – Newhall Land & Farming Co. – Chief Executive Officer

Thank you Marley. Good morning everyone. Welcome to what we expect to be our final conference call. The company achieved outstanding results in 2003. This morning I will discuss our financial results for the fourth quarter and yearend. Also, I’ll briefly comment on the status of Newhall Ranch and our pending merger with Lennar and LNR. Then Don and I will answer any questions you may have.

Strong fundamentals in the residential housing market continued to fuel demand by home builders and apartment developers for entitled home sites. At the same time, the complex and challenging entitlement process has severely restricted the supply of entitled land in our market. As a result of these conditions, sales activity and land values in 2003 were very strong. Financial results for the fourth quarter of 2003 were outstanding. The company had revenues of 67 million and net income of 34 million or $1.38 per partnership unit. This compares to revenues of 78 million and net income of 13 million or 56 cents per partnership unit for the fourth quarter of 2002. Primary contributors to the 2003 fourth quarter were the sales of nine high-margin custom home sites in the West Ridge golf course community; the sales of 18.8 acres of industrial land and 31.6 acres of commercial land; revenues from the company’s income producing portfolio; a settlement payment related to an oil and gas lawsuit recorded as an expense recovery; and revenues received from builders under price and profit participation agreements. Combined, these activities added 59 million to revenues and 30 million to net income. In addition, with the favorable settlement this quarter of the oil and gas litigation, a previously established accrual that included potentially uninsured costs was deemed no longer necessary adding nearly three million to earnings in the fourth quarter of 2003.

For the year, the company had revenues of 194 million and net income of 54 million or $2.25 per partnership unit. This compares to revenues of 240 million and net income of 41 million for 2002. Major contributors to 2003 results were the sale of 792 residential home sites, approximately 27 acres of industrial land, and 54 acres of commercial land; in addition, a settlement payment related to the oil and gas lawsuit, and revenues received from builders under price and profit participation agreements. Combined, these contributed 126 million to revenues and 66 million to income in 2003. Earnings of 2003 of $2.25 per partnership unit exceeded the company’s previous earnings projection for the year, primarily as a result of escrow closings on an additional 11-acre commercial land sale, reduced community development expenses due to more entitlement and planning costs being capitalized to active Valencia area projects, higher price and profit participation income than previously anticipated for the year, and necessary reductions in project accruals. As a result of our 2003 performance and in accordance with our historical distribution practice, the company has determined it is necessary to make a special distribution of 15 cents per partnership unit. Combined, the regular quarter distributions totally 40 cents per partnership unit made in 2003 and the special distribution of 15 cents per unit reflect management’s estimate of the 2003 tax liability for those taxable unit holders with the highest taxable income and the highest federal and California tax rate.

We continue to focus significant resources on entitlements for Newhall Ranch, as you might expect. As we reported in the fourth quarter, a notice of appeal was filed by the petitioners in connection with the current county Superior Court ruling on October 22, 2003, which granted Los Angeles County’s motion to discharge the writ of mandate and express the court’s satisfaction with the adequacy of the additional environmental analysis that was performed at the court’s direction. We are currently awaiting the appellate court’s briefing schedule with regard to this appeal.

As for our pending merger with Lennar and LNR, which announced in July, we are awaiting approval from the California Public Utilities Commission of the pending application for transfer of control of Valencia Water Company, a wholly owned subsidiary of Newhall Land, to a company jointly owned by Lennar and LNR. The CPUC is scheduled to consider the matter tomorrow. At its meeting tomorrow, the CPUC may act on the draft decision or it may postpone action until later. When the CPUC acts on the draft decision, it may adapt [adopt] all or part of it as written, amend it, modify it, or set it aside and prepare its own decision. Approval by the CPUC is the only remaining regulatory condition required by the merger agreement. In accordance with the terms of the merger agreement, the merger will be completed within seven business days after the day on which all the conditions to the merger have been satisfied or waived. We are all looking forward to joining Lennar and LNR and starting a new chapter in Newhall Land’s long and proud history as a dynamic land company.

Now Don and I will try to respond to any questions you may have. We’ll open it up for questions.

Operator

Thank you, sir. The question-and-answer session will begin at this time.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press star one on your pushbutton telephone.  If you wish to withdraw your question, please press star two. Your question will be taken in the order it is received.  Please stand by for your first question.  Our first question comes from Leon Cooperman with Omega Advisors. Please state your question.

Leon Cooperman – Omega Advisors

Good morning. You probably don’t want to answer the question, but how are your scouts handicapping tomorrow’s events? If it didn’t break that way, what would be your next significant date?

Gary Cusumano – Newhall Land & Farming Co. – CEO

Hi Lee. How are you. Obviously we are very focused on trying to accomplish the mission tomorrow. However, as you know, it’s not in our control. However, as of this morning, we feel very comfortable. We are on the agenda. We’re item number 41 on the agenda.

Leon Cooperman – Omega Advisors

41! Ooh.

Gary Cusumano – Newhall Land & Farming Co. – CEO

Well, that’s encouraging. I think the real issue comes down to whether or not we get continued. As of this point in time, we have no knowledge of there being an effort to have us continued. However, I will say and add to that, that normally those kinds of activities don’t develop until—like late today or early tomorrow morning. Having said what I said, anything can happen.

With regard to if we get continued, the next hearing date is February 12. Is that right Don?

Don Kimball – Newhall Land & Farming Co. – VP and CFO

No. It’s Wednesday, February 11.

Gary Cusumano – Newhall Land & Farming Co. – CEO

February 11. We could get continued to February 11. The outside date would be February 26, I think. Is that the right date, Don?

Don Kimball – Newhall Land & Farming Co. – VP and CFO

That’s correct.

Leon Cooperman - Omega Advisors

Why is that called the outside date? They have [inaudible] back by a certain date?

Gary Cusumano - Newhall Land & Farming Co. - CEO

No, there is no requirement. They can continue you for whatever they would like. Normally in a program like this they would continue us until the next hearing or certainly not past the second hearing date, which would be February 26. I suspect, if there is—and we have no reason to believe at this minute that there will be – but if there is a continuance, that is where it would go. It would either go to the eleventh or the 26th of February.

Leon Cooperman - Omega Advisors

Good luck. Thank you very much. Have a happy new year, by the way.

Operator

Your next question comes from Robert Kirkpatrick with Cardell Capital. Please state your question.

Robert Kirkpatrick - Cardell Capital

Good morning. I want to know if there has been any other last minute challenges to the merger from the environmentalists or anything?

Gary Cusumano - Newhall Land & Farming Co. - CEO

No. At this point in time we have received no other issues, no other opposition other than what we have discussed with regard to their efforts with regard to the PUC.

Robert Kirkpatrick - Cardell Capital

OK. Since this is possibly the last conference call, this should be the last question. What are you going to do with all the extra time you have when you don’t have to do investor conference calls?

Gary Cusumano - Newhall Land & Farming Co. - CEO

Well, Rob, these are fun. We enjoy preparing for questions that come from people like you. It’s going to be, to a certain extent, a little bit of a relief. We’ll be small enough within the Lennar/LNR organization not to have to deal with these things. We’re going to miss them.

Robert Kirkpatrick - Cardell Capital

In any event, congratulations and best of luck in getting the last piece of this done and the deal closed.

Gary Cusumano - Newhall Land & Farming Co. - CEO

Great. Thank you and thanks for your support over the years.

Don Kimball – Newhall Land & Farming Co. – VP and CFO

Rob, thanks for all your support and questions over the years.

Operator

Once again, ladies and gentlemen, if you do have a question please press star one on your pushbutton telephone at this time. If there are no further questions, I will turn the conference back to Gary Cusumano to conclude.

Gary Cusumano - Newhall Land & Farming Co. - CEO

I want to say that we expect this to be our last conference call. It’s been a pleasure. The company and management has, over the years, appreciated all of your continued support—and to a certain extent patience, to get to where we are. I can assure you that we are very focused on completing as quickly as possible, this last little requirement to implement this deal. Thanks. Feel free to call. We look forward to hearing from you in the future. Take care.

Operator

Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-800/428-6051 or 973/709-2089 with an ID number of 323006. This concludes your conference for today. Thank you all for participating. Have a nice day. All parties may now disconnect.

END